Exhibit 10.4

Loan No. RX0024T6

PROMISSORY NOTE AND SUPPLEMENT
(Revolving Term Loan Supplement)

THIS PROMISSORY NOTE AND SUPPLEMENT (this "Promissory Note and Supplement"), is entered into as of March 19, 2009, between TIDEWATER UTILITIES, INC., a Delaware corporation (the "Company"), and CoBANK, ACB, a federally chartered instrumentality of the United States ("CoBank"), and supplements that certain Master Loan Agreement dated as of May 23, 2003 (as amended or restated from time to time, the “MLA”). Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the MLA.

SECTION 1.          The Commitment.  On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make loans (each a “Loan”) to the Company during the period set forth below in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding (the "Commitment").  Within the limits and during the term of the Commitment, the Company may borrow, prepay and reborrow.

SECTION 2.          Purpose.  The purpose of the Commitment is to finance capital expenditures and to provide funds for general corporate purposes.

SECTION 3.          Term.  The term of the Commitment shall be from the date hereof, up to and including November 30, 2011, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.          Availability. Loans will be made available as provided in Section 2.02 of the MLA.

SECTION 5.     Interest.

(A)           Interest Rate Options. The Company agrees to pay interest on the unpaid principal balance of the Loans in accordance with one or more of the following interest rate options, as selected by the Company:

(1)           Weekly Quoted Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first Business Day of each week (the "Variable Rate Option"). The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(2)           Quoted Fixed Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance (the “Quoted Fixed Rate Option”). Under this option, rates may be fixed on such balances and for such periods (each a "Quoted Fixed Rate Period") as may be agreeable to CoBank in its sole discretion in each instance; provided that: (1) rates may not be fixed for periods of less than 180 days; (2) rates may be fixed on balances of $100,000 or multiples thereof; and (3) the maximum number of balances that may be subject to this option at any one time shall be five (5).

(3)           LIBOR Option.  At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 1.50% per annum (the “LIBOR Option”).  Under this option:  (1) rates may be fixed for "Interest Periods" (as hereinafter defined) of 1, 2, 3, or 6 months, as selected by the Company;

(2) rates may be fixed on balances of $100,000 or multiples thereof; (3) the maximum number of balances that may be fixed at any one time shall be five (5); (4) rates may only be fixed on a "Banking Day" (as hereinafter defined) on 3 Banking Days’ prior notice; and (5) rates may not be fixed for Interest Periods expiring on or after the second anniversary of the date hereof, at which time this option shall cease to be in effect. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth of a percentage point and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (“BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) "Banking Day" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, or 6 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have the meaning as set forth in FRB Regulation D; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)           Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) at the time it requests a Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on the last day of any Quoted Fixed Rate Period, elect to refix the rate under the Quoted Fixed Rate Option or convert the balance to the Variable Rate Option; (4) may, on the last day of any Interest Period, elect to convert balances bearing interest at the LIBOR Option to the Variable Rate Option or Quoted Fixed Rate Option; and (5) may, on three Banking Days' prior notice, elect to convert balances bearing interest at the Variable Rate Option or the Quoted Fixed Rate Option to the LIBOR Option or refix a rate under the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option or the LIBOR Option may not be converted or continued until the last day of the Quoted Fixed Rate Period or Interest Period applicable thereto. In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the Loans. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 noon Company’s local time on the applicable Business Day. Any election made telephonically shall be promptly confirmed in writing, if so requested by CoBank.

(C)           Calculation and Payment.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  In calculating interest, the date each Loan is made shall be included and the date each Loan (or portion thereof) is repaid shall, if received before 3:00 P.M. Mountain time, be excluded.  Interest shall be payable monthly in arrears by the twentieth (20th) day of the following month (or on such other day in such month as CoBank shall require in a written notice to the Company). Notwithstanding the foregoing, at CoBank’s option, interest on any balance bearing interest at the LIBOR Option shall be payable on the last day of the Interest Period or, in the case of Interest Periods of longer than three months, at three month intervals.

(D)           Additional Provisions Regarding The LIBOR Option. Notwithstanding any other provision hereof, CoBank shall have the right to temporarily suspend or permanently terminate the Company’s ability to fix rates under the LIBOR Option or for one or more Interest Periods if, for any reason whatsoever (including a change in Law): (1) LIBOR is no longer being quoted in the London interbank market or is no longer being quoted for an Interest Period; (2) CoBank is prohibited from offering rates based on LIBOR; or (3) CoBank’s cost to fund balances bearing interest at the LIBOR Option (as determined by CoBank in its sole discretion) increases beyond any corresponding increase in LIBOR or decreases less than any corresponding decrease in LIBOR. In addition, if as a result of a change in Law or otherwise, CoBank is required to allocate additional capital to, or otherwise bear increase costs as a result of maintaining balances under, the LIBOR Option, the Company agrees to indemnify CoBank upon demand against all such costs.

SECTION 6.          Fees. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment from the date hereof to the date the Commitment expires at the rate of 1/5th of 1% per annum (calculated on a 360 day basis). The fee shall be: (A) calculated quarterly in arrears as of the last day of each calendar quarter and on the date the Commitment expires or is terminated; and (B) shall be due and payable on the 20th day of each January, April, July, and October, and on the date the Commitment expires or is terminated. The fee shall be payable for each quarter or portion thereof occurring during the original or any extended term of the Commitment.

SECTION 7.          Promissory Note.  The Company promises to repay the Loans to CoBank or order on the last day of the term of the Commitment, as same may be extended from time to time. In addition to the above, the Company promises to pay to CoBank or order interest on the unpaid principal balance of the Loans at the times and in accordance with the provisions set forth above. If any date on which principal or interest is due is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue on the amount thereof.

SECTION 8.          Prepayment.  Subject to section 10.01 of the MLA, the Company may, on one (or, in the case of fixed rate balances, three) Business Day’s prior written notice, prepay all or any portion of the Loans.  Unless otherwise agreed, all prepayments will be applied to such balances, fixed or variable, as CoBank shall specify.

SECTION 9.          Security.  The Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in Section 2.04 of the MLA.

SECTION 10.       Conditions Precedent.  In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the initial Loan to the Company hereunder is subject to the conditions precedent that CoBank shall have received each of the following (which in the case of instruments or documents, must be originals, duly executed, and in form and content acceptable to CoBank): (A) an amended and restated comfort letter and agreement from Middlesex Water; (B) an amendment to the Mortgage (the “Mortgage Amendment”); (C) such evidence as CoBank shall require that the Mortgage Amendment has been recorded in all places where the Mortgage has been recorded; (D) a lien search conducted in the office of the Delaware Secretary of State showing that there are no Liens on any property of the Company other than Liens in favor of CoBank and Liens permitted under Section 6.01 of the MLA; and (E) an endorsement to the “Title Policy” (as hereinafter defined) adding this Promissory Note and Supplement to the list of debt instruments secured by the Mortgage and insured under  the Title Policy. For purposes hereof, the “Title Policy” shall mean that certain title insurance policy dated as of May 23, 2003 and issued by Stewart Title Guaranty Company, as endorsed to the date hereof.

SECTION 11.       Representations and Warranties. In addition to the representations and warranties set forth in the MLA, the Company represents and warrants to CoBank that Appendix B to the Mortgage (as amended) sets forth all real property and interests in real property of the Company as of the date hereof, including without limitation, all real property on or under which the Company has a well, water treatment plant,  or water storage facility.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		TIDEWATER UTILITIES, INC.

By:	/s/Tokie Akrie	By:	/s/A. Bruce O’Connor

Title:	Assistant Corporate Secretary	Title:	Treasurer